EXHIBIT 10.1
                                February 15, 1999


Mr. Ramon D. Ardizzone
Glenayre Technologies, Inc.
5935 Carnegie Boulevard
Charlotte, NC 28209

Dear Ray:

        At the request of the Board of Directors of Glenayre Technologies, Inc. ("Glenayre"), you have agreed to accept the position of President and Chief Executive Officer, in addition to your current position as Chairman of the Board, of Glenayre, until a new President and Chief Executive Officer can be hired and begin his employment.

        The Board of Directors believes that it is desirable and in the best interests of Glenayre to provide appropriate incentives to you to initiate or complete the difficult tasks that lie ahead for Glenayre before a new President and Chief Executive Officer can be hired. Accordingly, on behalf of the Board of Directors, I offer you the following:

               (1) Glenayre and you agree that you will serve as President and Chief Executive Officer of Glenayre, regardless of whether you remain a member of the Board of Directors of Glenayre, until the earlier of (i) December 31, 1999 or (ii) such time as a new President and Chief Executive Officer of Glenayre shall begin his employment as such, except that the Board retains the right to terminate that relationship for "Cause". If a new President and Chief Executive Officer is not employed by December 31, 1999, any extension of your tenure as President and Chief Executive Officer beyond that date will be subject to our mutual agreement. For this purpose, "Cause" is defined in your former Employment Agreement dated June 21, 1995, as amended on December 8, 1995 and December 12, 1996 ("your Former Employment Agreement").

               (2) For your services as President and Chief Executive Officer, you will continue to be paid at the rate of $150,000 per year, which is the current pay for your services as Chairman of the Board. This pay shall continue so long as you are either Chairman of the Board or President and Chief Executive Officer and will be unaffected by whether you remain a member of the Board of Directors of Glenayre.

Mr. Ramond D. Ardizzone
February 15, 1999
Page 2




              (3) In order to provide further incentive for you, Glenayre agrees to pay you a lump sum payment of $150,000 at the earlier of (i) December 31, 1999 or (ii) the date that a new President and Chief Executive Officer begins his employment as such.

               (4) Effective immediately and regardless of whether your services as President and Chief Executive Officer, Chairman of the Board, a member of the Board of Directors or in any other position with Glenayre are terminated for any reason, Glenayre agrees that you (and your spouse) shall be entitled to participate in Glenayre's Retiree Medical Plan, at no cost or expense to you or your spouse, for the remainder of your life and the life of your spouse. This provision amends and modifies Paragraph 3(ii) of your Termination Agreement dated as of September 30, 1997 and Paragraph 2(f)(6) of your Former Employment Agreement.

        If the foregoing terms are acceptable to you, please sign in the space provided below.


                                            GLENAYRE TECHNOLOGIES, INC.

                                            By:   /s/ Stanly Ciepcielinski
                                                  ------------------------
                                            Name: Stanly Ciepcielinski
                                            Title: EVP & COO

ACCEPTED AND AGREED TO:


 /s/ Ramon D. Ardizzone
 ----------------------
Ramon D. Ardizzone

                                                                      Ray 7